Exhibit 2.1

                                                               Execution Version



                            STOCK PURCHASE AGREEMENT

                                     between

                         MARKETING SERVICES GROUP, INC.

                                       and

                                  RALPH STEVENS

                            RELATING TO THE PURCHASE

                                       of

                         STEVENS-KNOX & ASSOCIATES, INC.

                        STEVENS-KNOX LIST BROKERAGE, INC.

                                       and

                        STEVENS-KNOX INTERNATIONAL, INC.

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                                TABLE OF CONTENTS

                                                                            Page
                                                                           ----

 I.    PURCHASE AND SALE.....................................................4
       1.1 Terms of Purchase and Sale........................................4
       1.2 Terms of the Transaction..........................................4
       1.3 Closing Date.....................................................12
       1.4 Other Transactions at Closing....................................12

 II.   REPRESENTATIONS AND WARRANTIES OF THE SELLER.........................17
       2.1 Organization and Qualification...................................17
       2.2 Capitalization...................................................17
       2.3 Financial Condition..............................................19
       2.4 Tax and Other Liabilities........................................21
       2.5 Litigation and Claims............................................25
       2.6 Properties of the Companies......................................25
       2.7 Contracts and Other Instruments..................................27
       2.8 Employees........................................................27
       2.9 Patents, Trademarks, Et Cetera...................................28
       2.10Questionable Payments............................................29
       2.11Authority to Sell................................................29
       2.12Nondistributive Intent...........................................31

 III.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER......................31
       3.1 Organization and Qualification...................................31
       3.2 Authority........................................................32
       3.3 SEC Filings......................................................33
       3.4 Validity of Shares of MSGI Common Stock..........................33

 IV.   CERTAIN COVENANTS OF THE SELLER AND PURCHASER........................34
       4.1 Tax Returns......................................................34
       4.2 Employee Options.................................................34
       4.3 Line of Credit...................................................34

 V.    CONDITIONS TO OBLIGATIONS OF THE PURCHASER...........................35
       5.1 Opinion of Counsel...............................................35
       5.2 Other Closing Documents..........................................35
       5.4 No Governmental Action...........................................36
       5.5 Contractual Consents Needed......................................36
       5.6 Material Adverse Change..........................................37

 VI.   CONDITIONS TO OBLIGATIONS OF SELLER..................................37
       6.1 Legal Action.....................................................37
       6.2 Contractual Consents.............................................37
       6.3 Opinion of Counsel...............................................38
       6.4 Other Closing Documents..........................................38
       6.5 No Governmental Action...........................................38

 VII.  INDEMNIFICATION; SURVIVAL; LIMITATIONS ON LIABILITY..................39
       7.1 Indemnification of Purchaser.....................................39
       7.2 Indemnification of Seller........................................40
       7.3 Survival.........................................................41

 VIII. MISCELLANEOUS........................................................42
       8.1 Brokerage Fees...................................................42
       8.2 Further Actions..................................................42
       8.3 Submission to Jurisdiction.......................................42
       8.4 Merger; Modification.............................................42
       8.5 Notices..........................................................43
       8.6 Waiver...........................................................44
       8.7 Binding Effect...................................................44
       8.8 No Third-Party Beneficiaries.....................................45
       8.9 Separability.....................................................45
       8.10Headings.........................................................45
       8.11Counterparts; Governing Law......................................45

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement"), is being made on this 15th day of January, 1999, between MARKETING SERVICES GROUP, INC., a Nevada corporation (the "Purchaser" or "MSGI"), with offices at 333 Seventh Avenue, New York, New York 10001 and RALPH STEVENS, an individual residing at 14 Ketz Street, New City, New York 10956 (the "Seller"), relating to the sale of all of the issued and outstanding capital stock of Stevens-Knox & Associates, Inc., a New York corporation ("SK Associates"), with offices at 304 Park Avenue South, New York, New York 10010, Stevens-Knox List Brokerage, Inc., a New York corporation ("SK Brokerage"), with offices at 304 Park Avenue South, New York, New York 10010, and Stevens-Knox International, Inc., a Delaware corporation ("SK International" together with SK Associates and SK Brokerage each a "Company" and collectively, the "Companies"), with offices at Manfield House, 1 South Hampton Street, London WCZROLR, United Kingdom.

                             W I T N E S S E T H :

     WHEREAS, the Seller owns beneficially and of record all of the issued and outstanding capital stock of SK Associates, which outstanding capital stock consists of an aggregate of four hundred ninety-nine (499) shares of common shares, par value $1.00 per share (the "SK Associates Common Shares");


     WHEREAS, the Seller owns beneficially and of record all of the issued and outstanding capital stock of SK Brokerage, which outstanding capital stock consists of an aggregate of sixty (60) shares of common shares, no par value per share (the "SK Brokerage Common Shares");

     WHEREAS, the Seller owns beneficially and of record all of the issued and outstanding capital stock of SK International, which outstanding capital stock consists of an aggregate of sixty (60) shares of common stock, par value $.01 (the "SK International Common Stock," together with the SK Associates Common Shares and the SK Brokerage Common Shares, the "Shares");

     WHEREAS, SK Associates has issued a promissory note, dated March 14, 1997, in the aggregate amount of one hundred twenty-three thousand seven hundred fifty dollars ($123,750.00), to the Stevens-Knox & Associates, Inc. Profit Sharing Plan for the account of Ralph Stevens (the "Stevens 401(k) Note");

     WHEREAS, SK Associates has issued a promissory note, dated March 14, 1997, in the aggregate amount of one hundred fifty-four thousand one hundred twenty-five dollars ($154,125.00), to the Stevens-Knox & Associates, Inc. Profit Sharing Plan for the account of James H. Knox ("Knox") (the "Knox 401(k) Note");

     WHEREAS, in connection with MSGI's acquisition of all of the issued and outstanding capital stock of the Companies, MSGI has agreed to execute and deliver a guaranty for the full amount due and payable on the Stevens 401(k) Note (the "Stevens 401(k) Note Guaranty"), and the Knox 401(k) Note (the "Knox 401(k) Note Guaranty");


     WHEREAS, Knox has sold three hundred thirty-three (333) shares of SK Associates Common Shares to SK Associates, forty (40) shares of SK Brokerage Common Shares to SK Brokerage, and forty (40) shares of SK International Common Stock to SK International (collectively, the "Knox Shares") pursuant to the terms of the Amended and Restated Shareholders' Agreement, dated May 7, 1996, by and among Stevens, Knox, the Companies, Jordan Fishbane (the "Trustee"), and the Stevens-Knox & Associates, Inc. 401(k) Profit Sharing Plan, as amended on September 18, 1996 (the "Shareholders' Agreement") and the Agreement by and among the Companies, Stevens, and Knox, dated as of September 1, 1998 (the "Closing Agreement" together with the Shareholders' Agreement, the "Purchase Agreements") and such treasury shares remain issued but not outstanding;

     WHEREAS, SK Associates has issued a one million forty thousand one hundred seven dollar ($1,040,107) promissory note, dated September 1, 1998, to Knox, and SK Brokerage has issued a three hundred thirty-two thousand eight hundred thirty-four dollar ($332,834) promissory note, dated September 1, 1998, to Knox, and SK International has issued a thirteen thousand eight hundred sixty-eight dollar ($13,868) promissory note, dated September 1, 1998, to Knox, each payable in one hundred and twenty (120) monthly installments of principal and interest (collectively, the "Promissory Notes"), as consideration for the Knox Shares;

     WHEREAS, pursuant to the terms of the Purchase Agreements, Knox retains a security interest in the Knox Shares as collateral for the Promissory Notes;

     WHEREAS, contemporaneously with the signing of this Agreement, Knox shall cancel the Promissory Notes and each Company shall issue to Knox an unsecured promissory note in the principal amount equal to the remaining principal balance of each Company's outstanding Promissory Note (the "Unsecured Promissory Notes"), guaranteed by MSGI and payable in sixty (60) monthly installments; and

     WHEREAS, the Purchaser desires to acquire the Shares from the Seller and the Seller desires to sell the Shares to the Purchaser, subject to the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the mutual premises, representations, warranties, and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

I.    PURCHASE AND SALE
      1.1  Terms of Purchase and Sale

            Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.3 below), the Seller shall sell, assign, transfer, and convey to the Purchaser, effective as of January 1, 1999, the Shares, free and clear of any liens, pledges, encumbrances, or security interests (collectively, "Liens") whatsoever.

      1.2  Terms of the Transaction

     (a) At the Closing, the Seller shall deliver to the Purchaser stock certificates representing the Shares duly endorsed in blank or with stock powers duly endorsed in blank. Additionally, at the Closing, the Seller shall deliver to the Purchaser all minute books of the Companies, the corporate seals of the Companies, if any, the stock ledgers of the Companies, and such other corporate documents and records as the Purchaser or its counsel shall reasonably request prior to the Closing.

     (b) In consideration of the purchase of the Shares and the other transactions contemplated hereby, at the Closing the Seller shall receive from the Purchaser the aggregate sum of three million dollars ($3,000,000), payable by certified check or wire transfer.

     (c) In addition, as consideration for the Shares as set forth in Section 1.2(a) hereof, the Seller is entitled to certain contingent payments of up to one million dollars ($1,000,000) per year for each of three (3) fiscal years beginning July 1, 1999 and ending June 30, 2002 or, if extended pursuant to
Section 1.2(c)(iii) hereof, on July 1, 2003 (each year a "Fiscal Year"), determined according to the following formula and subject to the following restrictions:

     (i) In the event that Actual SKA EBIT (as defined herein) for a Fiscal Year equals or exceeds 85% of the targeted value of earnings for a Fiscal Year equals or exceeds 85% of the targeted value of earnings before interest and taxes for the Companies in such year (the "SKA EBIT Target"), Seller shall be paid an amount (the "Earnout Payment") equal to one million dollars ($1,000,000) multiplied by the Percentage of Achieved Target. The "Percentage of Achieved Target" in one Fiscal Year shall equal a percentage (such percentage shall not be in excess of one hundred percent) equal to the product of: (A) a fraction, with the numerator consisting of the Actual SKA EBIT in such year and the denominator consisting of the SKA EBIT Target for such year, multiplied by (B) a fraction, the numerator consisting of the Actual MSGI Net Billings (as defined herein) in such year and the denominator consisting of the target value of MSGI Net Billings (the "MSGI Billing Target") for such year. For example, if Actual SKA EBIT for the Fiscal Year ended June 30, 2000 is $765,000 and Actual MSGI Net Billings are $780,000 in that year then the Seller's Earnout Payment for Fiscal Year 2000 will be equal to $540,000, as computed by the following equation:
($1,000,000 (765,000/850,000 x 780,000/1,300,000)). In the event that Actual SKA
EBIT exceeds 100% of the SKA EBIT Target and Actual MSGI Net Billings are less than the MSGI Billing Target in any Fiscal Year, then each dollar of Actual SKA EBIT in excess of the SKA EBIT Target shall be added to the Actual MSGI Net Billings until such number is equal to the MSGI Billing Target; provided, however, that this provision shall not apply to the determination of Actual MSGI Net Billings in Section 1.2(d).

     (ii) No Earnout Payment shall be payable to Seller for any Fiscal Year for which Actual SKA EBIT is less than 85% of SKA EBIT Target; provided, however, Seller shall receive the full Earnout Payment in any Fiscal Year for which one hundred percent (100%) of the MSGI Billing Target is achieved, as measured by Actual MSGI Net Billings, and Actual SKA EBIT is equal to or greater than the goodwill amortization expense incurred by MSGI, determined in accordance with generally accepted accounting principals ("GAAP"), in connection with the transactions contemplated by this Agreement.

     (iii) If no Earnout  Payment is due Seller as provided in subclause (i) and
(ii) of this Section in any one Fiscal Year, Seller shall be entitled to a one time election to extend the Earnout Payment to the next succeeding Fiscal Year based on the same formula and values for MSGI Billing Target and SKA EBIT Target as the Fiscal Year for which no earnout was payable, and the MSGI Billing Target and SKA EBIT Target for the remaining Fiscal Year(s), if any, will be correspondingly adjusted forward to apply to the next Fiscal Year(s) thereafter. For example, if Seller is not entitled to an Earnout Payment in Fiscal Year ended June 30, 2001, the Earnout Payment for Fiscal Year ended June 30, 2002 will be based on the values for SKA EBIT Target and MSGI Billing Target for June 30, 2001. The Earnout Payment for June 30, 2003 will be based on the values for SKA EBIT Target and MSGI Billing Target for June 30, 2002. The terms of this subclause (iii) shall not be construed to permit any accumulation or carryover of Actual SKA EBIT or Actual MSGI Net Billings from one Fiscal Year to another.

     (iv) The Earnout Payment shall be paid not later than the earlier of one hundred (100) days after the last day of each Fiscal Year or ten (10) days after the filing of the Form 10K of MSGI (the "Payment Date"). MSGI shall pay Seller each Earnout Payment in shares ("Earnout Shares") of MSGI common stock, par value $.01 per share, (the "MSGI Common Stock"); provided, however, that Seller may elect to receive up to twenty-five percent (25%) of each Earnout Payment in a Fiscal Year in cash or, with the written consent of the Chief Executive Officer of MSGI, the Seller may elect to receive up to fifty percent (50%) of each Earnout Payment in cash. The Earnout Shares shall be valued at the average of the closing prices for MSGI Common Stock as reported by the NASDAQ SmallCap Market for the last 30 trading days prior to the three (3) business days before each Payment Date.

     (v) Each year the Board of Directors of MSGI shall consider whether, and if so to what extent, the Actual MSGI Net Billings for that Fiscal Year shall be deemed to include MSGI's billings for telemarketing, internet, or other services to clients originally introduced to MSGI, for those services or others, by the Companies.

    (vi) In no event, shall Seller be entitled to any Earnout Payment for any period following June 30, 2002; provided, however, if the Fiscal Year is extended to June 30, 2003 pursuant to the operation of Section 1.2(c)(iii) hereof, the Seller shall not be entitled to any such payout for any period following such extended date.

     (vii) The parties hereto acknowledge that Actual MSGI Net Billings shall be subject to the adjustments set forth in this Section 1.2(c)(vii). The Companies shall introduce to MSGI certain clients (each a "Client Company") who may subsequently utilize the electronic data processing services set forth in
Schedule 1.2(c)(vii) attached hereto ("EDP Services"). In the event that a Client Company enters into an oral contract for EDP Services with Metro Direct, Inc., or any other subsidiary of MSGI which provides EDP Services (collectively, "Metro"), Actual MSGI Net Billings shall not be reduced by any credits or adjustments to a Metro invoice to a Client Company which are granted for reason of a Failure to Perform (as defined below); provided, however, that Metro has been notified in writing of any problem by the Seller, any Company or the Client Company within seven (7) business days of the occurrence of such problem. In the event that a Client Company enters into a written agreement with Metro for EDP Services under which a Client Company guarantees certain minimum yearly processing revenue ("Minimum Revenue"), Actual MSGI Net Billings shall not be reduced by the Minimum Revenue if Metro has been found to breach such contract by a court of competent jurisdiction or by an arbitrator, as the case may be, for reason of a Failure to Perform. For the purposes of this Agreement "Failure to Perform" shall mean the inability of Metro to adequately perform EDP Services based upon the currently existing standards of service for companies providing substantially similar EDP Services to customers engaged in direct marketing. Any oral agreement or written contract referred to in this Section must be approved by an officer of Metro. In the event that a Client Company terminates EDP Services for reason of a Failure to Perform and no adjustment is made to Actual MSGI Net Billings, the Chief Executive Officer of MSGI shall decide if, in the interest of fairness to the Seller, an adjustment shall be made to Actual MSGI Net Billings; provided, that any such determination shall be final and binding between MSGI and the Seller.

     (viii) For the purposes of this Agreement "SKA EBIT Target" and "MSGI Billing Target" shall have the following values in each Fiscal Year:

          Fiscal Year Ended  SKA EBIT Target   MSGI Billing Target
          June 30, 2000      $850,000          $1,300,000
          June 30, 2001      $1,050,000        $1,600,000
          June 30, 2002      $1,250,000        $1,900,000

     (ix) For the purposes of this Agreement, "Actual SKA EBIT" shall be defined as the aggregate earnings for each Fiscal Year, based on GAAP of the Companies, before charges for interest expense, taxes, one-time facility moving expenses of the Companies (if MSGI requests the Companies to move), and all costs and expenses attendant to such a move including, without limitation, any residual lease payment on the old facility, cost of any new construction, replacement costs for stationary and forms and allocations to the Companies of expenses of MSGI including, without limitation, any allocations for MSGI's general administrative and overhead expenses or goodwill. All cost savings related to a move of the Companies shall offset all costs and expenses attendant to such a move for the purpose of computing Actual SKA EBIT.

     (x) For the purposes of this Agreement, "Actual MSGI Net Billings" shall be defined as all billings of MSGI, its subsidiaries, and its affiliates for EDP Services for a Client Company, less external charges including but not limited to charges for National Change of Address, data/phone appendage, shipping, tapes, computer storage media, and sales tax (collectively, "External Charges").

     (d) In  addition  to the  consideration  set forth in  Section  1.2(b)  and
Section 1.2(c) hereof, the Seller is also entitled to receive five hundred thousand dollars ($500,000), as consideration for the Shares, in the event that Actual MSGI Net Billings equals or exceeds six hundred fifty thousand dollars ($650,000) for the period of February 1, 1999 through January 31, 2000. All of the payment referred to in this Section 1.2(d) shall be made in shares of MSGI Common Stock which shall be subject to the same registration and valuation provisions as the Earnout Shares in Section 1.2(g) of this Agreement.

     (e) Seller and his representatives, upon his request, shall be given access to all reports, documents, books, and ledgers used to determine the Earnout Payment; provided, that the Seller bears all costs, including, but not limited to, legal and accounting costs related to a review of such material. Any dispute or controversy arising solely from the provisions of Section 1.2(c) or (d) shall be determined by arbitration to be held in the City of New York before one arbitrator in accordance with the rules of the American Arbitration Association, and an award thereon may be entered in any court having jurisdiction thereof. Each party shall bear its own costs relating to any arbitration, hearing, or judicial relief relating to a claim made pursuant to this Section 1.2(e).

     (f) The purchase price as set forth in Section 1.2(b), (c) and (d) shall be allocated between the Companies as described in Schedule 1.2(f), attached hereto.

     (g) The MSGI Common Stock delivered or to be delivered pursuant to Section 1.2(c) and (g) shall not be registered under the Securities Act of 1933, as amended (the "1933 Act"). Seller acknowledges that he may not sell or otherwise dispose of such shares in the absence of either a registration statement under the 1933 Act or an exemption from the registration provisions of the 1933 Act. The certificates representing such shares will contain a legend substantially to the effect that such shares have not been registered under the 1933 Act, and may not be sold or transferred without an effective registration statement under the 1933 Act or an exemption from the registration provisions under the 1933 Act. The Earnout Shares shall be unregistered shares of MSGI Common Stock which MSGI shall cause to be registered under the 1933 Act within 90 days of receipt by Seller.

     (h) In the event the Employment Agreement between Seller, the Companies, and MSGI, dated the date hereof (the "Stevens Employment Agreement"), is terminated other than by operation of Section 9(a), (b), or (c) therein, Seller shall be paid an Earnout Payment consisting of a single lump sum distribution in MSGI Common Stock (with no present value adjustment) equal to one million dollars ($1,000,000) for each Fiscal Year, or any portion thereof, remaining after the date of such termination. Such payments shall be made within sixty
(60) days from the date of such termination. The value of the MSGI Common Stock used for such payments shall be based on the average closing price of the Common Stock on NASDAQ Small Cap Market for the thirty (30) days after such termination.

     (i) In the event of a future disposition of the properties and business of MSGI, substantially as an entirety, by merger, consolidation, sale of assets, sale of stock, or otherwise where fifty-one percent (51%) or more of MSGI Common Stock is acquired by a party which is not an affiliate of MSGI ("Change of Control") and such person does not assume the obligations of MSGI under Section 1.2(c) of this Agreement, then the Seller shall receive an Earnout Payment consisting of a single lump sum distribution (with no present value adjustment) equal to one million dollars ($1,000,000) for each Fiscal Year, or any portion thereof, remaining from the date of the Change of Control.

     1.3  Closing  Date

     The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Camhy Karlinsky & Stein LLP, 1740
Broadway, 16th Floor, New York, New York 10019, contemporaneously with the execution of this Agreement (the "Closing Date"), but in no event not later than January 15, 1999.

      1.4  Other Transactions at Closing

     (a) The obligation of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment by the Seller at the Closing of the following conditions:

     (i) Executed  confidentiality,  non-competition,  and release agreements by
and  among  the  persons  listed  on  Schedule   1.4(a)(i)  and  the  Companies,
substantially in the form of Exhibit A attached hereto;

     (ii) Certificates of Good Standing, with "bring down" telegrams or similar documentation as of the Closing Date, as to SK Associates, issued by the appropriate governmental authorities of the State of New York and each state in which SK Associates is required to be qualified to do business;

     (iii) Certified copy of the Certificate of Incorporation of SK Associates, and all amendments thereto, certified by the Secretary of State of the State of New York;

     (iv) Copies of the by-laws of SK Associates, resolutions of the Board of Directors of the Company authorizing the transactions contemplated by this Agreement, and a statement of incumbency and authority of the signing officers, certified by the secretary or assistant secretary thereof as being true and correct;

     (v) Certificates of Good Standing, with "bring down" telegrams or similar documentation as of the Closing Date, as to SK Brokerage issued by the appropriate governmental authorities of the State of New York and each state in which SK Brokerage is required to be qualified to do business;

     (vi) Certified copy of the Certificate of Incorporation of SK Brokerage, and all amendments thereto, certified by the Secretary of State of the State of New York;

     (vii) Copies of the by-laws of SK Brokerage, resolutions of the Board of Directors of the Company authorizing the transactions contemplated by this Agreement, and a statement of incumbency and authority of the signing officers, certified by the secretary or assistant secretary thereof as being true and correct;

     (viii) Certificates of Good Standing, with "bring down" telegrams or similar documentation, as to SK International issued by the appropriate governmental authorities of the State of Delaware and each state in which SK International is required to be qualified to do business;

     (ix)  Certified   copy  of  the   Certificate   of   Incorporation   of  SK
International, and all amendments thereto, certified by the Secretary of State of the State of Delaware;

     (x) Copies of the by-laws of SK International, resolutions of the Board of Directors of the Company authorizing the transactions contemplated by this Agreement, and a statement of incumbency and authority of the signing officers, certified by the secretary or assistant secretary thereof as being true and correct;

     (xi) Agreement by and among the Companies, MSGI and Knox, substantially in the form of Exhibit B attached hereto, which shall provide that: (i) MSGI will guarantee the Unsecured Notes, (ii) the Trustee will release the Knox Shares to the Companies, (iii) Knox will release his security interest in the Knox Shares,
(iii) the Companies will cancel the Knox Shares, (iv) Knox acknowledges that the Knox Payment and the Unsecured Notes represent all of the payment obligations due Knox by the Companies, MSGI, or Stevens under the terms of the Purchase Agreements, (v) Knox will execute a general release in favor of the Companies and MSGI, and (vi) the Knox Shares are free and clear of all liens and adverse claims and are not subject to any claim pursuant to Part B Section 236 of the New York Domestic Relations Law, or any similar provision of any successor statute;

     (xii) Canceled Promissory Notes;

     (xiii) Letter from Stevens and Knox, substantially in the form of Exhibit C
attached  hereto,   releasing  the  Trustee  from  his  obligations   under  the
Shareholder's Agreement;

     (xiv) Letter from Knox, substantially in the form of Exhibit D attached hereto, authorizing the Trustee to release the Knox Shares;

     (xv) Delivery by the Trustee of the Knox Shares together with stock powers endorsed in blank by Knox and any financing statements endorsed by Knox or Stevens;

     (xvi) Letter from Seller to the Internal Revenue Service electing tax allocation under Section 1362(e)(3) and a physical closing of the books;


(xvii) Cross Receipt of MSGI and Stevens;

(xviii)     Cross Receipt of MSGI and Knox;

(xix) Release of SK Associates by the Seller of (A) all obligations to pay interest or principal under the Mortgage Agreement (as defined below) and (B) the Security Agreement of October 14, 1992 relating to such Mortgage Agreement; and

(xx) Canceled Demand Note (as defined below).

     (b)  The   obligation  of  the  Seller  to  consummate   the   transactions
contemplated by this Agreement shall be subject to the fulfillment by the Purchaser at the Closing of the following conditions:

     (i) Executed Stevens Employment Agreement, substantially in the form of Exhibit E attached hereto;

     (ii) Executed Unsecured Promissory Notes, guaranteed by MSGI, to Knox, each in an amount representing the remaining principal payments due on each of the canceled Promissory Notes, substantially in the form set forth in Exhibit F attached hereto;

     (iii) Payment by MSGI to Seller of one hundred fifty-nine thousand three hundred ninety-five dollars and five cents ($159,395.05) representing the remaining balance of the loan obligation of SK Associates to Seller pursuant to an agreement between Seller and SK Associates, dated October 14, 1992 (the "Mortgage Agreement");

     (iv) Payment by MSGI of the remaining balance of twenty thousand dollars ($20,000) of the one hundred thousand dollars ($100,000) promissory note between SK Associates (the "Demand Note"), as maker, and Seller, as payee, dated October 14, 1992 and the cancellation of such note by Seller;

     (v) Evidence of payment by MSGI of two hundred fifty-four thousand four hundred seventeen dollars ($254,417) to Knox (the "Knox Payment") made pursuant to the terms of the Shareholders' Agreement; and

     (vi) The execution and delivery of the Stevens 401(k) Note Guaranty and the Knox 401(k) Note Guaranty in the form of Exhibit G attached hereto.

II.   REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser as follows:

2.1 Organization and Qualification

Except as set forth on Schedule 2.1, the Companies do not own any capital stock of any corporation or any interest in any joint venture, partnership, association, trust, or other entity. The business and operations of the Companies are conducted solely by and through the Companies. Each Company is a corporation duly organized, validly existing, and in good standing under the laws of the state under which they are incorporated, with all requisite corporate power and authority and all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with, all federal, state, local, and other governmental authorities, and all courts and other tribunals to own, lease, license, and use their properties and assets and to carry on the business in which it is now engaged. Each Company is duly qualified to transact the business in which it is now engaged and is in good standing as a foreign corporation in every jurisdiction in which their ownership, leasing, licensing, or use of property or assets or the conduct of their business makes such qualification necessary.

2.2 Capitalization

The authorized capital stock of SK Associates consists of: (i) twenty thousand (20,000) shares of common shares, par value $1.00 per share, of which four hundred ninety-nine (499) shares are outstanding and are owned beneficially and of record by the Seller, and three hundred thirty-three (333) shares which are treasury shares held in escrow by the Trustee, and (ii) two hundred fifty (250) shares of preferred shares par value $.01 per share, of which no shares are outstanding. Each such outstanding share of SK Associates Common Shares is validly issued, fully paid, and nonassessable, and has not been issued and is not owned or held in violation of any preemptive right of stockholders. The authorized capital stock of SK Brokerage consists of two hundred (200) shares of common shares, no par value per share, of which sixty (60) shares are outstanding and are owned beneficially and of record by the Seller and forty
(40) shares which are treasury shares held in escrow by the Trustee. Each such outstanding share of SK Brokerage Common Shares is validly issued, fully paid, and nonassessable and has not been issued and is not owned or held in violation of any preemptive right of stockholders and is owned of record and beneficially by the Seller. The authorized capital stock of SK International consists of two hundred (200) shares of common stock, par value $.01 per share, of which sixty
(60) shares are outstanding and are owned beneficially and of record by the Seller and forty (40) shares which are treasury shares held in escrow by the Trustee. Each such outstanding share of SK International Common Stock is validly issued, fully paid, and nonassessable and has not been issued and is not owned or held in violation of any preemptive right of stockholders and is owned of record and beneficially by the Seller. The Shares owned by the Seller are held free and clear of all liens whatsoever. The Knox Shares are treasury shares owned by the Companies and, to the Seller's knowledge, except for the lien by Knox on the Knox Shares, are held free and clear of all liens whatsoever. There is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any share of capital stock of any of the Companies or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of any of the Companies. There is no outstanding security or other instrument convertible into or exchangeable for capital stock of any of the Companies.

2.3 Financial Condition

The Seller has delivered to the Purchaser true and correct copies of the following: (i) the unaudited combined balance sheet of the Companies at September 30, 1998, December 31, 1997, and December 31, 1996 and the unaudited combined statements of income, statements of retained earnings, and (ii) combined statements of cash flows of the Companies for the nine-month period ended September 30, 1998 and for each of the years ended December 31, 1997, and December 31, 1996. Except as disclosed in this Agreement or any Schedule hereto, each such balance sheet presents fairly the financial conditions, assets, liabilities, and stockholders' equity of the Company reported on as of its date; each such statement of income and statement of retained earnings presents fairly the results of operations of the Company reported on for the period indicated and its retained earnings as of the date indicated; and each such statement of cash flows presents fairly the information purported to be shown therein. Except for the absence of footnotes and vacation accruals and, with the exception that the balance sheet and other financial statements for the nine-month period ended September 30, 1998 are subject to normal year-end adjustments, the financial statements referred to in this Section 2.3 have been prepared in accordance with GAAP consistently applied throughout the periods involved and are in accordance with the books and records of the Companies. Except as disclosed on Schedule 2.3, since September 30, 1998:

(a) there has not been a material adverse change in the financial condition, results of operations, business, properties, assets, or liabilities of the Companies.

(b) the operations and business of the Companies have been conducted only in the ordinary course;

(c) the Companies have not suffered an extraordinary loss (whether or not covered by insurance) or waived any right of substantial value (for the purpose of this Section 2.3(c) an "extraordinary loss" or "substantial value" shall be, in the case of an extraordinary loss, an event or, in the case of substantial value, a waiver, either of which result in a liability in excess of fifty thousand dollars ($50,000); and,

(d) The Companies have not paid to date any expense resulting from the preparation of, or the transactions contemplated by, this Agreement (it being understood that the Seller shall pay all such expenses, including without limitation, their legal expenses resulting from this Agreement), except for work performed by the employees of the Companies related to assembling and furnishing reports, data, and information in connection with the transactions contemplated by this Agreement.

Except as disclosed in this Agreement or in any Schedule hereto, there is no fact known to the Seller which materially and adversely affects the financial condition, results of operations, business, properties, assets, or liabilities of the Companies; provided, however, that the Seller does not express any representation or warrantee as to political, business, or economic matters of general applicability or as to business or economic matters of general applicability to the mailing list industry. There is no fact known to the Seller today, which if not remedied on the date hereof, would have a material adverse effect on any Company, alone or in the aggregate, with the passage of time.

2.4 Tax and Other Liabilities

(a) Except as set forth in Schedule 2.4(a), the Companies have no liability in excess of $5,000, individually or in the aggregate, of any nature, accrued or contingent, including without limitation liabilities for Taxes (as defined in Section 2.4(c)) and liabilities to customers or suppliers, required by GAAP to be reflected on a balance sheet or in notes thereto, other than the following:

(i) Liabilities as set forth or reflected on each respective Company's balance sheet (the "Last Balance Sheet") as of September 30, 1998 (the "Last Balance Sheet Date");

(ii) Other liabilities arising since the Last Balance Sheet Date and prior to the Closing in the ordinary course of business which are not inconsistent with the representations and warranties of the Seller or any other provision of this Agreement; and

(iii) Liabilities disclosed in this Agreement or in any Schedule hereto or in any materials furnished to the Purchaser pursuant to this Agreement.

(b) Without limiting the generality of Section 2.4(a) and except as set forth on
Schedule 2.4(b):

(i) The Companies and any combined, consolidated, unitary, or affiliated group of which the Companies are or have been a member prior to the Closing Date: (i) have paid all Taxes (as defined in Section 2.4(c)) required to be paid on or prior to the Closing Date (including, without limitation, payments of estimated Taxes) for which the Companies could be held liable, except for Taxes which are being contested in good faith and by appropriate proceedings as set forth in
Schedule 2.4(b)(i); and (ii) have accurately and timely filed (or filed an extension for), all federal, state, local, and foreign Tax Returns (as defined in Section 2.4(c)), reports, and forms with respect to the Taxes required to be filed by them on or before the Closing Date;

(ii) The amount set up as provisions for Taxes on each Company's Last Balance Sheet is sufficient in all material respects for all accrued and unpaid Taxes of the respective Companies, whether or not due and payable and whether or not in dispute, under applicable laws relating to Taxes as in effect on the Last Balance Sheet Date or now in effect, for the period ended on such date and for all periods prior thereto;

(iii) Except as set forth in Schedule 2.4(b)(iii), with respect to each taxable period of each of the Companies, either such taxable period has been audited by the Internal Revenue Service or other appropriate taxing authority or the time for assessing or collecting Tax with respect to such taxable period has closed and such taxable period is no longer subject to review;

(iv) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted, or assessed by any taxing authority against, or with respect to the activities of each of the Companies;

(v) None of the Companies has consented to extend the time in which any Tax may be assessed or collected by a taxing authority;

(vi) None of the Companies has requested or been granted an extension of time for filing any Tax Return to a date later than the Closing Date;

(vii) There is no action, suit, taxing authority proceeding, or audit now in progress, pending, or threatened against or with respect to any of the Companies with respect to any Tax assessment or deficiency;

(viii) None of the Companies is or has been a member of an affiliated group as defined in Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), or filed or been included in a combined, consolidated, or unitary Tax Return;

(ix) No claim has ever been made by a taxing authority in a jurisdiction where any of the Companies does not pay Tax or file Tax Returns that any of the Companies may be subject to the Taxes assessed by such jurisdiction;

(x) The Companies have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other party; (xi) Schedule 2.4(b)(xi) contains a list setting forth all the states, territories, or jurisdictions, if any, in which any of the Companies is required to file a Tax Return relating to their operations;

(xii) SK Associates (and any predecessors) has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times and for all periods between (x) January 1, 1987 through December 31, 1992 and (y) January 1, 1997 through and including all taxable periods thereafter up to and including the day of the Closing Date;

(xiii) The Companies have delivered to MSGI complete and correct copies of all federal, state, local, and foreign income tax returns filed with respect to the Companies for taxable periods on or after January 1, 1992; and

(xiv) None of the Companies have made any payments, nor are they obligated to make any payments, nor are they a party to any agreement that under certain circumstances could obligate it to make any payment that will not be deductible under Section 280G of the Code. The Companies will not have any liability on or after the Closing Date pursuant to any tax sharing or tax allocation agreement. The Companies have no liability for the Taxes of any other person under Treasury Regulation 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(c) For purposes of this Agreement, "Taxes" shall mean all federal, state, local, or foreign taxes, assessments or duties which are payable or remittable by the Companies or levied upon any property of the Companies, or levied with respect to either of their assets, franchises, income, receipts, including, without limitation, import duties, excise, franchise, gross receipts, utility, real property, capital, personal property, withholding, FICA, unemployment compensation sales or use tax, governmental charges (whether or not requiring the filing of a return), and all additions to tax, penalties, and interest relating thereto. Tax Return means any return, declaration, report, claim for refund, information return, or other statement relating to Taxes filed with or sent to any federal, state, local, or foreign governmental entity or subdivision.

(d) Schedule 2.4(d) sets forth the principal amount, due date, interest rate and remaining balance for all loans, lines of credit, promissory notes, or guaranties of any of the Companies. The Companies have paid all currently outstanding principal and interest which are due on such obligations as of the Closing Date.

2.5 Litigation and Claims

Except as disclosed in Schedule 2.5, to the Seller's knowledge there is no litigation, arbitration, claim, governmental, or other proceeding (formal or informal), or investigation pending, threatened, or in prospect (or any basis therefor known to the Seller) with respect to the Companies, or their businesses, properties, or assets. The Companies are not affected by any present or threatened strike or other labor disturbance nor, to the knowledge of the Seller, is any union attempting to represent any employee of the Companies as collective bargaining agent. To the Seller's knowledge, the Companies are not in violation of, or in default with respect to, any material law, rule, regulation, order, judgment, or decree where the violation or default will have a material adverse effect on the Companies.

2.6 Properties of the Companies

(a) Set forth on Schedule 2.6(a) is a list of all real property owned or leased by each Company. With respect to real property that is owned by the Companies, the Companies have good and marketable title to all such property and such property is clear of all Liens, except as otherwise disclosed on Schedule 2.6(a).

(b) Set forth in Schedule 2.6(b) is a true and complete list of all material personal property and assets (other than real property), owned by the Companies or leased or licensed by the Companies from or to a third party. All such material property and assets owned by any of the Companies on the Last Balance Sheet Date are reflected on such Company's respective Last Balance Sheet (except for material acquisitions subsequent to the Last Balance Sheet Date which are noted on Schedule 2.6(b)). All such material property and assets owned, leased, or licensed by the Companies is in usable condition (reasonable wear and tear which is not such as to affect adversely the operation of the business excepted).

(c) Except as set forth in Schedule 2.6(c), all accounts and notes receivable reflected on the Last Balance Sheet, or arising since the Last Balance Sheet Date have arisen in bona fide arms-length transactions in the ordinary course of the Companies respective businesses and, to the knowledge of the Seller are not subject to any right of recourse, defense, deduction, return counterclaim, offset, or set-off.

(d) To the knowledge of the Seller, no real property owned, leased, or licensed by the Companies lies in an area which is, or will be subject to zoning, use, or building code restrictions that would prohibit the continued effective ownership, leasing, licensing, or use of such real property in the business in which the Companies are now engaged.

(e) No Company has caused or permitted their respective businesses, properties, or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce, or process any Hazardous Substance (as such term is defined in this Section 2.6(e)) except in compliance with all applicable laws, rules, regulations, orders, judgments, and decrees, and has not caused or permitted the Release (as such term is defined in this Section 2.6(e)) of any Hazardous Substance on or off the site of any property of the Companies. The term "Hazardous Substance" shall mean any hazardous waste, as defined by 42 U.S.C. 6903(5), any hazardous substance, as defined by 42 U.S.C. 9601(14), any pollutant or contaminant, as defined by 42 U.S.C. 9601(33), and all toxic substances, hazardous materials, or other chemical substances regulated by any other law, rule, or regulation. The term "Release" for the purposes of this paragraph shall have the meaning set forth in 42 U.S.C. 9601(22).

2.7 Contracts and Other Instruments

Schedule 2.7(a) accurately and completely sets forth a list of all material contracts, agreements, loan agreements, instruments, leases, licenses, arrangements, or understandings with respect to the business of the Companies. Except as set forth in Schedule 2.7(b), each such contract, agreement, loan agreement, instrument, lease, or license is in full force and is the legal, valid, and binding obligation of the Company which is a party thereto, and (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) is enforceable as to it in accordance with its terms. Except as set forth in Schedule 2.7(c), none of the Companies are in violation, in breach of, or in default with respect to any material terms of any such contract, agreement, loan agreement, instrument, lease, or license. Except for employment agreements and as disclosed in Schedule 2.7(d), none of the Companies are a party to any contract, agreement, loan agreement, instrument, lease, license, arrangement, or understanding with any affiliated company, or to the Seller's knowledge any director, officer, or employee of any of the Companies, or any relative or affiliate of any of the Companies or of any such director, officer, or employee.

2.8 Employees

(a) Except as set forth in Schedule 2.8(a) or in any schedule hereto or in the employment agreements referred to in such schedules, no Company has contributed to, any pension, profit sharing, option, other incentive plan, or any other type of Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and does not have any non-customary arrangement which are not within the standard policies, procedures and guidelines of the Companies with employees for bonuses, incentive compensation, vacations, severance pay, insurance, or other benefits.

(b) Schedule 2.8(b) contains a true and correct statement of the names, relationship with each Company, present rates of compensation (whether in the form of salary, bonuses, commissions, or other supplemental compensation now or hereafter payable), and aggregate compensation, for the past calendar year or expected in the current calendar year, of each director, officer, or other employee of each Company whose aggregate compensation for such time exceeded forty thousand dollars ($40,000) per annum or whose aggregate compensation presently exceeds the rate of forty thousand dollars ($40,000) per annum. Except as set forth in Schedule 2.8(b), since September 30, 1998, the Companies have not changed the rate of compensation of any of their directors, officers, employees, or sales representatives, nor has any Employee Benefit Plan or program been instituted or amended to increase benefits thereunder.

2.9 Patents, Trademarks, Et Cetera

Except as set forth in Schedule 2.9, none of the Companies do own or have pending, nor are licensed under, any patent, patent application, trademark, trademark application, trade name, service mark, copyright, franchise, or other intangible property or asset (all of the foregoing being herein called "Intangibles"). Neither Seller, nor to the Sellers' knowledge any director, officer, or employee of any of the Companies, nor any relative or affiliate of any of the Companies or the Seller, possesses any Intangible which relates to the business of any of the Companies. There is no right under any Intangible necessary to the business of any of the Companies as presently conducted, except such as are so designated in Schedule 2.9. None of the Companies have infringed, is infringing, nor has received notice of infringement with asserted Intangibles of others. To the knowledge of the Seller, there is no infringement by others of Intangibles of any of the Companies.

2.10 Questionable Payments

None of the Companies, the Seller, nor, to the knowledge of the Seller, any director, officer, agent, employee, or other person associated with or acting on behalf of the Companies or Seller has, directly, or indirectly: used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on the books or records of any of the Companies; or made any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

2.11 Authority to Sell

(a) The Seller has the capacity to execute, deliver, and perform this Agreement. This Agreement has been duly executed and delivered by the Seller, is the legal, valid, and binding obligation of the Seller and is enforceable as to him in accordance with its terms. Except as set forth in Schedule 2.11(a), the Seller is not under any contractual restriction or obligation which is inconsistent with the execution and performance of this Agreement. The Seller has no knowledge of any consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal that is required by the Companies or the Seller for the execution, delivery, or performance of this Agreement by the Seller.

(b) Except as set forth in Schedule 2.11(b)(i), no consent of any party to any material lease, license, distribution, agency, consulting, employment, financing, lending, installment sale or conditional sale, security, pledge, guarantee, or other agreement, arrangement, or understanding to which the Companies or the Seller are a party, or to which any of their or his properties or assets are subject, is required for the execution, delivery, or performance of this Agreement. None of the Companies nor the Seller has made any agreement or understanding not approved in writing by the Purchaser as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement. Except as set forth in Schedule 2.11 (b)(ii), the execution, delivery, and performance of this Agreement by the Seller does not and will not
(i) violate, result in a breach of, or conflict with any term of the Certificates of Incorporation (or other charter document) or by-laws of any of the Companies; (ii) violate, result in a breach of, or conflict with any material law, rule, regulation, order, judgment, or decree binding on Seller or any of the Companies, or to which any of its operations, business, properties, or assets are subject; or (iii) violate, result in a breach of, or conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under, or result in the creation of an encumbrance on any of the assets or properties of the Seller or any of the Companies pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, franchise, or other instrument or arrangement to which Purchaser is a party or by which any of its assets or properties are bound or affected and which could have a material adverse effect on the abilities of the Seller or any of the Companies to perform this Agreement or to consummate the transactions contemplated by this Agreement.

2.12 Nondistributive Intent

The Seller is acquiring the shares of MSGI Common Stock to be issued pursuant to
Section 1.2(b) hereof for his own account (and not for the account of others) for investment and not with a view to the distribution thereof. The Seller will not sell or otherwise dispose of such shares without registration under the 1933 Act, or an exemption therefrom.


III.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      The Purchaser represents and warrants to the Seller as follows:

3.1 Organization and Qualification

Purchaser and each of its subsidiaries is a corporation duly organized and validly existing under the laws of its respective state of incorporation as listed on Schedule 3.1. Purchaser has full corporate power and authority and possesses all material governmental franchises, licenses, permits, authorizations, and approvals necessary to enable it to use its corporate name and to own, lease, or otherwise hold its properties and assets and to carry on its business in all material respects as presently conducted. Except as set forth in Schedule 3.1, Purchaser and each of its subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing, or holding of its properties makes such qualification necessary to the extent material. Purchaser has caused to be delivered to the Seller true and complete copies of its Articles of Incorporation, as amended to date, and the By-laws, as in effect on the date hereof, of Purchaser.

3.2 Authority

The Purchaser has all requisite power and authority to execute, deliver, and perform this Agreement. All necessary corporate proceedings of the Purchaser have been duly taken to authorize the execution, delivery, and performance of this Agreement by the Purchaser. This Agreement has been duly authorized, executed, and delivered by the Purchaser, is the legal, valid, and binding obligation of the Purchaser, and is enforceable as to them in accordance with its terms. The execution, delivery, and performance of this Agreement by the Purchaser does not and will not (i) violate, result in a breach of, or conflict with any term of the Certificate of Incorporation (or other charter document) or By-laws of Purchaser; (ii) violate, result in a breach of, or conflict with any material law, rule, regulation, order, judgment, or decree binding on Purchaser, or to which any of its operations, business, properties, or assets are subject; or (iii) violate, result in a breach of, or conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under, or result in the creation of an encumbrance on any of the assets or properties of Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, franchise, or other instrument or arrangement to which Purchaser is a party or by which any of its assets or properties are bound or affected and which could have a material adverse effect on the abilities of Purchaser to perform this Agreement or to consummate the transactions contemplated by this Agreement.

3.3 SEC Filings

Since January 1, 1995, Purchaser has timely filed all required reports, statements, schedules, and registration statements (collectively, "Purchaser's Filings") with the Securities and Exchange Commission required to be filed by Purchaser pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), all of which complied in all material respects with all applicable requirements of the Exchange Act. Purchaser has delivered to Seller:
(i) its annual reports on Form 10-KSB for its fiscal years ended June 30, 1997 and 1998, and (ii) its proxy or information statements relating to meetings of, or action taken without a meeting by, the stockholders of Purchaser held since January 1, 1996 and prior to the date hereof. None of Purchaser's Filings, including without limitation, any financial statements or schedules included therein, at the time filed, contained any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.4 Validity of Shares of MSGI Common Stock

The shares of MSGI Common Stock to be issued and delivered to Seller pursuant to this Agreement and the shares issuable upon the exercise of the Employee Options (as defined in Section 4.2), when issued in accordance with the terms and conditions of this Agreement, will be duly authorized, validly issued, fully paid, and nonassessable.

IV.   CERTAIN COVENANTS OF THE SELLER AND PURCHASER

4.1 Tax Returns

The Seller covenants and agrees that with respect to the "S termination year" of SK Associates that includes the Closing Date, (i) all items of income, gain, loss, deduction, and credit of each such corporation shall be allocated by the Purchaser between the "S short year" and the "C short year" in a manner consistent with Code Section 1362(e)(3) and the Treasury Regulations promulgated thereunder, and (ii) the Seller agrees to file his individual Tax Returns in a manner consistent with such allocation. Anything set forth herein or in the Schedules notwithstanding, Seller shall promptly pay all corporate level taxes due under section 1374 of the Code as a result of any income recognized by the Companies for the transactions that occur prior to the Closing.

4.2 Employee Options

The Purchaser covenants and agrees that as soon as practicable after the Closing, in consideration of the future services of the employees of the Companies, MSGI shall issue options ("Employee Options") to purchase an aggregate of two hundred thousand (200,000) shares of MSGI Common Stock at an exercise price equal to the greater of the then outstanding conversion price of the Series D Convertible Preferred Stock of MSGI or the fair market value of a share of MSGI Common Stock at the time of the grant, allocated in the names and in such amounts as specified by the Seller.

4.3 Line of Credit

The Purchaser covenants and agrees to relieve Seller from any liability relating to the hundred and fifty thousand dollar ($150,000) line of credit to the Companies from Chase Manhattan Bank within sixty (60) days of the Closing.

V.    CONDITIONS TO OBLIGATIONS OF THE PURCHASER

The obligations of the Purchaser under this Agreement are subject, at the option of the Purchaser, to the following conditions:

5.1 Opinion of Counsel

The Seller has delivered to MSGI on the date of the Closing the opinion of counsel to the Seller, dated as of the Closing Date, in form and substance satisfactory to counsel for the Purchaser.

5.2 Other Closing Documents

The Seller shall have delivered to the Purchaser at or prior to the Closing such other documents as the Purchaser may reasonably request prior to the Closing Date in order to enable the Purchaser to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

5.3 Legal Action.

There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

5.4 No Governmental Action

There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the sole judgment of the Purchaser, (a) makes any of the transactions contemplated by this Agreement illegal, (b) results in a delay in the ability of the Purchaser to consummate any of the transactions contemplated by this Agreement, (c) requires the divestiture by the Purchaser of a material portion of the business of the Purchaser and its subsidiaries taken as a whole, or of the Companies (d) imposes material limitations on the ability of the Purchaser effectively to exercise full rights of ownership of the shares to be acquired from the Seller, or (e) otherwise prohibits or restricts consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to the Purchaser of any of the transactions contemplated by this Agreement.

5.5 Contractual Consents Needed

Each Company shall have obtained at or prior to the Closing all consents required for the consummation of the transactions contemplated by this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which it is a party, or to which it or any of its respective businesses, properties, or assets are subject.

5.6 Material Adverse Change

Except as disclosed in this Agreement or in any Schedule hereto, since September 30, 1998 there has been no event or development or combinations of changes or developments, individually or in the aggregate, that could be reasonably expected to have a material adverse effect on the business, operations, or future prospects of any of the Companies.

VI.   CONDITIONS TO OBLIGATIONS OF SELLER.

The obligations of the Seller under this Agreement are subject, at the option of the Seller, to the following:


6.1 Legal Action

There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

6.2 Contractual Consents

The Purchasers shall have obtained at or prior to the Closing all consents required for the consummation of the transactions contemplated by this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which it is a party, or to which any of its respective businesses, properties, or assets are subject.

6.3 Opinion of Counsel

The Purchaser has delivered to the Seller on the date of the Closing the opinion of counsel to the Purchaser, dated as of the Closing Date, in form and substance satisfactory to counsel for the Seller.

6.4 Other Closing Documents

The Purchaser shall have delivered to the Seller at or prior to the Closing such other documents as the Seller may reasonably request prior to the Closing Date in order to enable the Seller to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

6.5 No Governmental Action

There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the sole judgment of the Seller, (a) makes any of the transactions contemplated by this Agreement illegal, (b) results in a delay in the ability of the Seller to consummate any of the transactions contemplated by this Agreement, or (c) otherwise prohibits or restricts consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to the Seller of any of the transactions contemplated by this Agreement.

VII.  INDEMNIFICATION; SURVIVAL; LIMITATIONS ON LIABILITY

7.1 Indemnification of Purchaser

(a) Subject to the terms and conditions set forth in Section 7.3, the Seller agrees to indemnify and hold harmless the Purchaser, its officers, directors, employees, counsel, and agents, (collectively, the "Purchaser Indemnitees"), on an after-tax basis against and in respect of any and all claims, suits, actions, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and reasonable legal and other expenses related thereto (collectively, "Claims"), as and when incurred, arising out of or based upon any breach of any representation, warranty, covenant, or agreement of the Seller contained in this Agreement or any document or instrument delivered in connection with this Agreement.

(b) Each of the Purchaser Indemnitees shall give the Seller prompt notice of any Claim on the basis of which any such Purchaser Indemnitees intends to seek indemnification (but the obligations of the Seller shall not be conditions upon receipt of such notice, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice). The Seller shall promptly assume the defense of any of the Purchaser Indemnitees, with counsel reasonably satisfactory to such Purchaser Indemnitees, and the fees and expenses of such counsel shall be at the sole cost and expense of the Seller. Notwithstanding the foregoing, any of the Purchaser Indemnitees shall be entitled, at his or its expense, to employ counsel separate from counsel for the Seller and from any other party in such action, proceeding, or investigation. None of the Purchaser Indemnitees may agree to a settlement of a Claim without the prior written approval of the Seller, which approval shall not be unreasonably withheld.

7.2 Indemnification of Seller

(a) Subject to the terms and conditions set forth in Section 7.3, the Purchaser agrees to indemnify and hold harmless the Seller, the Companies, and each of their respective officers, directors, employees, counsel, and agents, (collectively, the "Seller Indemnitees"), on an after-tax basis against and in respect of any and all Claims as and when incurred, arising out of or based upon any breach of any representation, warranty, covenant, or agreement of the Purchaser contained in this Agreement or any document or instrument delivered in connection with this Agreement.

(b) Each of the Seller Indemnitees shall give the Purchaser prompt notice of any Claim on the basis of which any such Seller Indemnitees intends to seek indemnification (but the obligations of the Purchaser shall not be conditions upon receipt of such notice, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice). The Purchaser shall promptly assume the defense of any of the Seller Indemnitees, with counsel reasonably satisfactory to any such Seller Indemnitees, and the fees and expenses of such counsel shall be at the sole cost and expense of the Purchaser. Notwithstanding the foregoing, any of the Seller Indemnitees shall be entitled, at his or its expense, to employ counsel separate from counsel for the Purchaser and from any other party in such action, proceeding, or investigation. None of the Seller Indemnitees may agree to a settlement of a Claim without the prior written approval of the Purchaser, which approval shall not be unreasonably withheld.

7.3 Survival

(a) Subject to the provisions of Section 7.3(b) the covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive the Closing and the delivery of the purchase price by the Purchaser, irrespective of any investigation made by or on behalf of any party.

(b) The liabilities and obligations of the Seller and the Purchaser under this Agreement shall be subject to the following limitations. The Seller and the Purchaser shall have no liability or obligation with respect to any Claim for a breach of a representation or warranty under this Agreement made after one (1) year from the Closing Date except for claims arising out of a breach of the representations as to (i) Taxes under Section 2.4 or Section 4.1, with respect to which the Seller shall remain liable until ninety (90) days after the expiration of the applicable statute of limitations relating to such tax liabilities and (ii) capitalization under Section 2.2, which shall continue indefinitely. In addition, the Seller shall not be responsible for any Claims until the cumulative aggregate amount thereof shall exceed one hundred fifty thousand dollars ($150,000) (the "Minimum Amount"), or after the cumulative aggregate amount thereof exceeds one million dollars ($1,000,000) (the "Maximum Amount") excluding any liabilities for a breach of a representation or warranty relating to Capitalization under Section 2.2 which shall not be subject to the Minimum Amount or Maximum Amount.

VIII. MISCELLANEOUS

8.1 Brokerage Fees

Each party hereto will indemnify and hold harmless the others against and in respect of any and all Claims for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements, or understandings made by such party with any third party.

8.2 Further Actions

At any time and from time to time, each party agrees, as its or his expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

8.3 Submission to Jurisdiction

Each of the parties hereto irrevocably submits to the jurisdiction of the courts of the State of New York, and of any federal court located in the State of New York, in connection with any action or proceeding arising out of or relating to, or a breach of, this Agreement, or of any document or instrument delivered pursuant to, in connection with, or simultaneously with this Agreement.

8.4 Merger; Modification

This Agreement and the Schedules attached hereto set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by each party to be charged.

8.5 Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States) or by Federal Express, express mail, or similar overnight delivery or courier service or delivered (in person or by telecopy or similar telecommunications equipment) against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 8.5). Any notice given to the Purchaser shall be addressed to the attention of Jeremy Barbera, 333 Seventh Avenue, New York, New York 10001, and a copy of such notice (which copy shall not constitute notice) shall also be sent to Camhy Karlinsky & Stein LLP, 1740 Broadway, 16th Floor, New York, New York 10019-4315 Attention: Alan I. Annex, Esq. Any notice given to the Seller shall be addressed to the attention of Ralph Stevens, 14 Ketz Street, New City, New York 10956. A copy of any notice to the Seller (which copy shall not constitute notice) shall also be sent to Rand Rosenzweig Smith Radley Gorden & Burstein LLP, 605 Third Avenue, New York, New York 10158, Attention: E. Cooke Rand, Esq. Notice to the estate of any party shall be sufficient if addressed to the party as provided in this Section 8.5. Any notice or other communication given by certified or express mail (or by such comparable method) shall be deemed given three (3) business days after the time of certification or mailing thereof (or comparable act) except for a notice changing a party's address which will be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 8.5 shall be deemed given at the time of receipt thereof.

8.6 Waiver

Any waiver by any party of a breach of any terms of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

8.7 Binding Effect

The provisions of this Agreement shall be binding upon and inure to the benefit of the Purchaser, and its successors and assigns and the Seller and their respective assigns, heirs, and personal representatives, and shall inure to the benefit of each Indemnitee and its successors and assigns (if not a natural person) and his assigns, heirs, and personal representatives (if a natural person). Neither the Purchaser or the Seller may assign this Agreement without obtaining the other party's prior written consent. Nothing in this Section 8.7 shall be construed to preclude Seller from transferring and assigning all or any portion of his right and entitlement under this Agreement to receive Earnout Payments pursuant to Section 1.2(c) or the payment referred to in Section 1.2(d). If Seller makes such a transfer and assignment, he shall notify Purchaser in writing and thereafter Purchaser shall pay the assigned portion of such payments to such designated assignee(s) at such time and in the same manner Seller would be entitled to receive such payments.

8.8 No Third-Party Beneficiaries

This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in 8.7).

8.9 Separability

If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

8.10 Headings

The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

8.11 Counterparts; Governing Law

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the rules governing the conflict of laws.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date set forth above.

                              MARKETING SERVICES GROUP, INC.



                           By:   /s/ J.Jeremy Barbera
                                 --------------------
                                 Name:     J. Jeremy Barbera
                                 Title:    Chairman and Chief Executive Officer






                           By:   /s/ Ralph Stevens
                                 -----------------
                                 Name:     Ralph Stevens